Exhibit 99.1

AAR reports second quarter fiscal year 2026 results

Wood Dale, Illinois, January 6, 2026 — AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government operators, MROs, and OEMs, reported today financial results for the fiscal year 2026 second quarter ended November 30, 2025.

SECOND QUARTER FISCAL YEAR 2026 HIGHLIGHTS

(As compared to Q2 FY2025)

•	Sales of $795 million; increased 16%
•	GAAP diluted EPS of $0.90
•	Adjusted diluted EPS of $1.18; increased 31%
•	GAAP Net income of $35 million
•	Adjusted EBITDA of $97 million; increased 23%
•	Adjusted EBITDA margin increased to 12.1% from 11.4%

“AAR delivered another outstanding quarter, achieving solid results throughout all segments of our business and advancing our strategic objectives through our recent acquisitions,” stated John M. Holmes, AAR’s Chairman, President and CEO. “Total sales were up 16%, including organic growth of 12%, led by our Parts Supply business with sales up 29%. Within Parts Supply, new parts Distribution had another exceptional quarter with organic sales growth of 32% as we continue to capture market share through our exclusive Distribution model. We also delivered growth in our Repair & Engineering segment as we continue to drive efficiency in our hangars and additional volume to our component repair facilities. Finally, we saw another quarter of increased sales to government customers, which were up 23%.

“Our 16% sales growth translated to 23% adjusted EBITDA growth as we expanded adjusted margins from 11.4% to 12.1%. Over time we expect margins to continue to improve as we increase efficiencies in our operations, realize synergies from recent acquisitions, and shift our sales mix to higher margin offerings, such as new parts Distribution and Trax.

“During the quarter, we closed on two strategic acquisitions: ADI in Parts Supply and HAECO Americas in Repair & Engineering. The ADI acquisition builds upon our differentiated new parts Distribution activities, adds new OEM relationships through its production-facing distribution channel, and expands our range of product offerings. This acquisition creates a new growth vector for Distribution, which has been our fastest growing activity over the last 4 years.

“The HAECO Americas acquisition extends our leadership position as the most sought-after airframe heavy maintenance provider in North America. In conjunction with the acquisition, we secured agreements with key customers totaling approximately $850 million, effectively selling out the acquired capacity for the next several years. We plan to apply our successful operating model to improve both the operational and financial performance of the acquired facilities and expect to rationalize our overall airframe heavy maintenance footprint to drive further margin improvement.

“Our balance sheet remains strong with net leverage at 2.49x giving us capacity to fund our growth through organic and inorganic investments.”

Holmes concluded, “We are executing on our strategy to build on our position as the leading independent provider of aviation aftermarket parts, repairs, and software. We have been achieving above market growth in new parts Distribution, capturing market share in airframe heavy maintenance and component repair while increasing the efficiency across our operations to improve margins. Trax continues to win in the marketplace and is being used by over 100 airlines globally to manage and procure the types of parts and repairs that we offer. This value chain is unique in the aviation industry, and we expect the momentum we are seeing to drive continued growth and margin expansion.”

RECENT UPDATES

NEW BUSINESS

•	Secured $850 million in airframe heavy maintenance contracts with several customers over a multi-year period in connection with the HAECO Americas acquisition.
•	AAR's subsidiary Airinmar was awarded a new multi-year agreement with Malaysia Airlines for aircraft warranty management and value engineering services.
•	Signed agreement with Eaton to become an authorized service center for commercial aerospace customers across Europe, the Middle East, and Africa (EMEA).
•	Trax and Aeroxchange signed an agreement to enhance and expand their range of system integrations.
•	Subsequent to the end of the quarter, renewed key exclusive new parts Distribution contracts with Collins Aerospace and Arkwin Industries, a unit of Transdigm.
•	Also subsequent to quarter-end, Trax was selected by Thai Airways to provide its eMRO enterprise resource planning system, suite of eMobility apps, and cloud hosting solution.

PORTFOLIO UPDATES

•	Acquired ADI, a leading distributor of components and assemblies, strengthening AAR’s position in new parts Distribution for $138 million.
•	Acquired HAECO Americas, a leading provider of airframe heavy maintenance, expanding AAR’s airframe heavy maintenance footprint and driving growth in its Repair & Engineering business for $77 million.
•	Announced agreement to purchase Aircraft Reconfig Technologies, a leading aircraft interiors engineering company, for $35 million with the acquisition expected to close in the fourth quarter of fiscal year 2026, subject to customary closing conditions.

SECOND QUARTER FISCAL YEAR 2026 RESULTS

Consolidated second quarter sales increased 16% to $795.3 million, compared to $686.1 million in the same quarter last year. Sales to commercial customers increased 13%, or $66.2 million, primarily due to double-digit growth across new parts Distribution within the Company's Parts Supply segment. Sales to government customers increased 23% over the same period last year, primarily due to increased order volume for new parts Distribution activities. Sales to commercial customers were 71% of consolidated sales, compared to 73% in the prior year quarter.

The Company reported net income of $34.6 million, or $0.90 per diluted share. For the second quarter of the prior year, the Company reported a net loss of $30.6 million, or $0.87 per diluted share. The prior year quarter included after-tax charges of $57.1 million associated with the FCPA settlement and related costs. Adjusted diluted earnings per share in the second quarter of fiscal year 2026 were $1.18 compared to $0.90 in the second quarter of the prior year.

Selling, general, and administrative expenses were $88.7 million in the current quarter, compared to $133.1 million in the prior year quarter. The prior year quarter included $59.2 million for the settlement of FCPA allegations and related costs. Acquisition, amortization, and integration expenses were $10.9 million in the quarter, compared to $4.4 million in the prior year quarter.

Operating margins were 8.4% in the quarter, compared to (0.3)% in the prior year quarter. Adjusted operating margin increased to 10.2% in the current year quarter from 9.2% in the prior year quarter, primarily as a result of increased volume and profitability in the Company’s new parts Distribution activities.

Net interest expense for the quarter was $18.6 million, compared to $18.8 million last year. Average diluted share count increased from 35.2 million shares in the prior year quarter to 38.1 million shares in the current year quarter primarily due to the Company’s equity offering completed during the quarter.

Cash flow provided by operating activities was $13.6 million during the current quarter, compared to cash provided by operating activities of $22.0 million in the prior year quarter. As of November 30, 2025, net debt was $884.4 million and net leverage was 2.49x.

THIRD QUARTER AND FULL YEAR FY 2026 GUIDANCE

The Company is providing the following guidance for the third quarter and full year fiscal 2026. In addition to the guidance metrics provided in the prior quarter, the Company is including total sales growth expectations for the third quarter in order to provide additional clarity on the impact of recent acquisitions:

Third quarter FY 2026 As of January 6, 2026
Total sales growth	20% - 22%
Organic sales growth[1]	8% - 11%
Adjusted operating margin	9.8% - 10.1%

1 Organic sales growth reflects growth from prior year adjusted organic sales for the relevant period, which excludes Landing Gear sales and impact of acquisitions completed to date in FY26.

Full year FY 2026
	Prior As of September 23, 2025	Current As of January 6, 2026
Total sales growth	n/a	Approaching 17%
Organic sales growth[1]	Approaching 10%	Approaching 11%

Conference call information

On Tuesday, January 6, 2026, at 4 p.m. Central time, AAR will hold a conference call to discuss the results. A listen-only webcast and slides can be accessed at https://edge.media-server.com/mmc/p/qj6v82cg. Participants may join via phone by registering at  at https://register-conf.media-server.com/register/BI9ca8a69d0f304e588fb0782f63689453. Once registered, participants will receive a dial-in number and a unique PIN that will allow them to access the call.

A replay of the conference call will be available for on-demand listening shortly after the completion of the call at the webcast link and will remain available for approximately one year.

The slides are also available on AAR’s website at https://www.aarcorp.com/en/investors/events-and-presentations/.

About AAR

AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through four operating segments: Parts Supply, Repair & Engineering, Integrated Solutions, and Expeditionary Services. Additional information can be found at aarcorp.com/.

Contact: Chris Tillett – Investor Relations | +1-630-227-5830 | investors@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations about future conditions, including, but not limited to, execution of strategies, continued demand in the commercial and government aviation markets; market position; anticipated activities and benefits related to new or expanding business relationships; expected contributions and synergies related to acquisitions; expansion of capabilities and operational footprint; opportunities for margin improvement through operations, integration activities and other efficiency initiatives; and continued sales and margin growth, earnings performance, debt management, and capital allocation.

Forward-looking statements often address our expected future operating and financial performance and financial condition, or targets, goals, commitments, and other business plans, and often may also be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms.

These forward-looking statements are based on the beliefs of Company management, as well as assumptions and estimates based on information available to the Company as of the dates such assumptions and estimates are made, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors, including: (i) factors that adversely affect the commercial aviation industry; (ii) adverse events and negative publicity in the aviation industry; (iii) a reduction in sales to the U.S. government and its contractors; (iv) cost overruns and losses on fixed-price contracts; (v) nonperformance by subcontractors or suppliers; (vi) our ability to manage our operational footprint; (vii) a reduction in outsourcing of maintenance activity by airlines; (viii) a shortage of skilled personnel or work stoppages; (ix) competition from other companies; (x) financial, operational and legal risks arising as a result of operating internationally; (xi) inability to integrate acquisitions effectively and execute operational and financial plans related to the acquisitions; (xii) failure to realize the anticipated benefits of acquisitions; (xiii) circumstances associated with divestitures; (xiv) inability to recover costs due to fluctuations in market values for aviation products and equipment; (xv) cyber or other security threats or disruptions; (xvi) a need to make significant capital expenditures to keep pace with technological developments in our industry; (xvii) restrictions on use of intellectual property and tooling important to our business; (xviii) inability to fully execute our stock repurchase program and return capital to stockholders; (xix) limitations on our ability to access the debt and equity capital markets or to draw down funds under loan agreements; (xx) our ability to manage our debt; (xxi) non-compliance with restrictive and financial covenants contained in our debt and loan agreements; (xxii) changes in or non-compliance with laws and regulations related to federal contractors, the aviation industry, international operations, safety, and environmental matters, and the costs of complying with such laws and regulations; and (xxiii) exposure to product liability and property claims that may be in excess of our liability insurance coverage. Should one or more of those risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.

For a discussion of these and other risks and uncertainties, refer to our Annual Report on Form 10-K, Part I, “Item 1A, Risk Factors” and our other filings filed from time to time with the U.S Securities and Exchange Commission. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The risks described in these reports are not the only risks we face, as additional risks and uncertainties are not currently known or foreseeable or impossible to predict accurately or risks that are beyond the Company’s control or deemed immaterial may materially adversely affect our business, financial condition or results of operations in future periods. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

AAR CORP. and subsidiaries

Condensed consolidated statements of operations (In millions except per share data - unaudited)	Three months ended November 30,		Six months ended November 30,
	2025	2024	2025	2024
Sales	$795.3	$686.1	$1,534.9	$1,347.8
Cost of sales	638.4	557.5	1,244.3	1,102.0
Gross profit	156.9	128.6	290.6	245.8
Provision for (Recovery of) credit losses	1.1	(0.3)	1.7	(0.1)
Selling, general, and administrative	88.7	133.1	159.9	209.0
Earnings (Loss) from joint ventures	(0.1)	1.9	2.9	4.2
Operating income (loss)	67.0	(2.3)	131.9	41.1
Gain (Loss) related to sale and exit of business, net	(0.1)	(1.2)	0.6	(1.3)
Interest expense, net	(18.6)	(18.8)	(37.1)	(37.1)
Other expense, net	(0.2)	(0.2)	(0.3)	(0.3)
Income (Loss) before income tax expense	48.1	(22.5)	95.1	2.4
Income tax expense	13.5	8.1	26.1	15.0
Net income (loss)	$34.6	$(30.6)	$69.0	$(12.6)

Earnings (Loss) per share – Basic	$0.91	$(0.87)	$1.87	$(0.36)
Earnings (Loss) per share – Diluted	$0.90	$(0.87)	$1.85	$(0.36)

Share data used for earnings (loss) per share:
Weighted average shares outstanding – Basic	37.8	35.2	36.8	35.2
Weighted average shares outstanding – Diluted	38.1	35.2	37.0	35.2

AAR CORP. and subsidiaries

Condensed consolidated balance sheets (In millions)	November 30, 2025	May 31, 2025
	(unaudited)
ASSETS
Cash and cash equivalents	$75.6	$96.5
Restricted cash	20.6	12.7
Accounts receivable, net	401.9	354.8
Contract assets	152.6	140.3
Inventories, net	910.8	809.2
Other current assets	128.8	97.1
Total current assets	1,690.3	1,510.6
Property, plant, and equipment, net	216.8	158.5
Goodwill and intangible assets, net	847.7	750.4
Rotable assets supporting long-term programs	211.3	172.4
Operating lease right-of-use assets, net	105.1	93.3
Other non-current assets	171.3	159.4
Total assets	$3,242.5	$2,844.6

LIABILITIES AND EQUITY
Accounts payable	$341.8	$303.1
Other current liabilities	252.4	251.6
Total current liabilities	594.2	554.7
Long-term debt	952.7	968.0
Operating lease liabilities	91.6	79.6
Other non-current liabilities	42.8	30.7
Total liabilities	1,681.3	1,633.0
Equity	1,561.2	1,211.6
Total liabilities and equity	$3,242.5	$2,844.6

AAR CORP. and subsidiaries

Condensed consolidated statements of cash flows (In millions – unaudited)	Three months ended November 30,		Six months ended November 30,
	2025	2024	2025	2024
Cash flows provided by (used in) operating activities:
Net income (loss)	$34.6	$(30.6)	$69.0	$(12.6)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	18.0	14.6	32.5	28.8
Stock-based compensation expense	4.3	5.0	9.6	10.0
Changes in certain assets and liabilities:
Accounts receivable	(2.1)	(9.6)	(10.6)	(33.3)
Contract assets	10.1	(2.7)	3.7	(27.2)
Inventories	33.5	(42.6)	(18.3)	(57.4)
Other current assets	(21.0)	(2.1)	(17.5)	(10.6)
Rotable assets supporting long-term programs	(41.1)	(5.6)	(44.6)	(12.1)
Accounts payable and accrued liabilities	(11.9)	94.1	(28.6)	102.6
Other	(10.8)	1.5	(26.5)	15.2
Net cash provided by (used in) operating activities	13.6	22.0	(31.3)	3.4

Cash flows used in investing activities:
Property, plant, and equipment expenditures	(7.4)	(8.3)	(16.1)	(16.2)
Acquisitions, net of cash acquired	(209.7)	––	(221.6)	––
Other	3.8	0.4	0.6	3.0
Net cash used in investing activities	(213.3)	(7.9)	(237.1)	(13.2)

Cash flows provided by (used in) financing activities:
Proceeds from equity offering, net	273.9	––	273.9	––
Proceeds from long-term borrowings, net	––	––	153.0	––
Short-term borrowings (repayments) on Revolving Credit Facility, net	(70.0)	5.0	(167.0)	––
Other	0.4	0.3	(4.5)	(3.8)
Net cash provided by (used in) financing activities	204.3	5.3	255.4	(3.8)
Increase (Decrease) in cash and cash equivalents	4.6	19.4	(13.0)	(13.6)
Cash, cash equivalents, and restricted cash at beginning of period	91.6	63.1	109.2	96.1
Cash, cash equivalents, and restricted cash at end of period	$96.2	$82.5	$96.2	$82.5

AAR CORP. and subsidiaries

Third-party sales by segment (In millions - unaudited)	Three months ended November 30,		Six months ended November 30,
	2025	2024	2025	2024
Parts Supply	$353.6	$273.7	$671.4	$523.4
Repair & Engineering	244.5	228.8	459.1	446.4
Integrated Solutions	175.8	163.4	360.8	332.3
Expeditionary Services	21.4	20.2	43.6	45.7
	$795.3	$686.1	$1,534.9	$1,347.8

Operating income (loss) by segment (In millions- unaudited)	Three months ended November 30,		Six months ended November 30,
	2025	2024	2025	2024
Parts Supply	$40.9	$31.6	$81.8	$61.7
Repair & Engineering	22.7	22.8	43.1	43.9
Integrated Solutions	13.9	6.5	23.6	14.2
Expeditionary Services	2.4	2.2	5.4	0.5
	79.9	63.1	153.9	120.3
Corporate and other	(12.9)	(65.4)	(22.0)	(79.2)
	$67.0	$(2.3)	$131.9	$41.1

Adjusted net income, adjusted diluted earnings per share, organic sales growth, adjusted operating margin, adjusted cash flow used in operating activities, adjusted EBITDA, adjusted EBITDA margin, net debt, and net debt to adjusted EBITDA (net leverage) are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We believe these non-GAAP financial measures are relevant and useful for investors as they illustrate our core operating performance, cash flows, and leverage unaffected by the impact of certain items that management does not believe are indicative of our ongoing and core operating activities. When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance and leverage against that of other companies in the industries we compete. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Our non-GAAP financial measures reflect adjustments for certain items including, but not limited to, the following:

•	Costs associated with U.S. Foreign Corrupt Practices Act (“FCPA”) matters that we self-reported to the U.S. Department of Justice and other agencies, including investigation costs and settlement charges.
•	Expenses associated with recent acquisition activity, including professional fees for legal, due diligence, and other acquisition activities, intangible asset amortization, integration costs, and compensation expense related to contingent consideration and retention agreements.
•	Legal judgments and reversals related to or impacted by the Russia/Ukraine conflict.
•	Contract termination costs and benefits are comprised of gains and losses that are recognized at the time of modifying, terminating, or restructuring certain customer and vendor contracts, including the impact from the U.S. government exercising their termination for convenience in the first quarter of fiscal year 2025 for our Mobility Systems business’s new-generation pallet contract.
•	Losses related to our exit from our Indian joint venture, our Landing Gear Overhaul business, and our Composites manufacturing business, including legal fees for the performance guarantee associated with the Composites’ A220 aircraft contract.

Adjusted EBITDA is net income before interest income (expense), other income (expense), income taxes, depreciation and amortization, stock-based compensation, and items of an unusual nature including but not limited to business divestitures and acquisitions, FCPA settlement and investigation costs, certain legal judgments, acquisition, integration, and amortization expenses from recent acquisition activity, and significant customer contract terminations.

The Company is not providing a reconciliation of forward-looking financial measures to the most directly comparable forward-looking GAAP measure because the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, unusual gains and losses, the ultimate outcome of pending litigation, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. Each of the adjustments has not occurred, are out of the Company's control and/or cannot be reasonably predicted. For this reason, the Company is unable to address the probable significance of the unavailable information.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above-mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Adjusted net income (In millions - unaudited)	Three months ended November 30,		Six months ended November 30,
	2025	2024	2025	2024
Net income (loss)	$34.6	$(30.6)	$69.0	$(12.6)
Acquisition, integration, and amortization expenses	14.2	7.2	20.6	16.1
Loss (Gain) related to sale of business/joint venture, net	0.1	0.5	(0.6)	(0.8)
Severance charges	––	––	1.0	––
Government COVID-related subsidy liability reversal	––	––	(0.7)	––
FCPA settlement and investigation costs	––	59.2	––	64.2
Contract termination costs	––	––	––	3.2
Tax effect on adjustments (a)	(3.5)	(4.0)	(4.9)	(7.4)
Adjusted net income	$45.4	$32.3	$84.4	$62.7

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments except for the impact of the non-deductible portion of the FCPA settlement charge.

Adjusted diluted earnings per share (unaudited)	Three months ended November 30,		Six months ended November 30,
	2025	2024	2025	2024
Diluted earnings (loss) per share	$0.90	$(0.87)	$1.85	$(0.36)
Acquisition, integration, and amortization expenses	0.37	0.20	0.56	0.45
Loss (Gain) related to sale of business/joint venture, net	––	0.01	(0.02)	(0.02)
Severance charges	––	––	0.03	––
Government COVID-related subsidy liability reversal	––	––	(0.02)	––
FCPA settlement and investigation costs	––	1.67	––	1.81
Contract termination costs	––	––	––	0.09
Tax effect on adjustments (a)	(0.09)	(0.11)	(0.14)	(0.21)
Adjusted diluted earnings per share	$1.18	$0.90	$2.26	$1.76

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments except for the impact of the non-deductible portion of the FCPA settlement charge.

Adjusted operating margin (In millions - unaudited)	Three months ended
	November 30, 2025	August 31, 2025	November 30, 2024
Sales	$795.3	$739.6	$686.1

Operating income (loss)	$67.0	$64.9	$(2.3)
Acquisition, integration, and amortization expenses	14.2	6.4	7.2
Severance charges	––	1.0	––
Government COVID-related subsidy liability reversal	––	(0.7)	––
FCPA settlement and investigation costs	––	––	59.2
Gain related to sale of joint venture	––	––	(0.7)
Adjusted operating income	$81.2	$71.6	$63.4

Operating margin	8.4%	8.8%	(0.3)%
Adjusted operating margin	10.2%	9.7%	9.2%

Organic sales growth for the three months ended November 30, 2025

(unaudited)

GAAP sales growth	15.9%
Impact of Landing Gear Overhaul divestiture	3.3
Impact of acquisitions within the last twelve months	(7.0)
Organic sales growth	12.2%

Adjusted cash provided by (used in) operating activities (In millions - unaudited)	Three months ended November 30,		Six months ended November 30,
	2025	2024	2025	2024
Cash provided by (used in) operating activities	$13.6	$22.0	$(31.3)	$3.4
Amounts outstanding on accounts receivable financing program:
Beginning of period	24.3	29.0	21.3	13.7
End of period	(28.1)	(23.9)	(28.1)	(23.9)
Adjusted cash provided by (used in) operating activities	$9.8	$27.1	$(38.1)	$(6.8)

Adjusted EBITDA (In millions - unaudited)	Three months ended November 30,		Six months ended November 30,		Year ended May 31,
	2025	2024	2025	2024	2025
Net income (loss)	$34.6	$(30.6)	$69.0	$(12.6)	$12.5
Income tax expense	13.5	8.1	26.1	15.0	26.4
Other expense, net	0.2	0.2	0.3	0.3	0.3
Interest expense, net	18.6	18.8	37.1	37.1	73.6
Depreciation and amortization	17.1	14.0	30.9	27.5	55.2
Acquisition and integration expenses	8.1	3.2	10.5	8.2	10.8
Loss (Gain) related to sale of business/joint venture, net	0.1	0.5	(0.6)	(0.8)	70.3
Severance charges	––	––	1.0	––	––
Government COVID-related subsidy liability reversal	––	––	(0.7)	––	0.8
FCPA settlement and investigation costs	––	59.2	––	64.2	65.3
Russian bankruptcy court judgment	––	––	––	––	(11.1)
Contract termination costs	––	––	––	3.2	0.2
Stock-based compensation	4.3	5.0	9.6	10.0	19.9
Adjusted EBITDA	$96.5	$78.4	$183.2	$152.1	$324.2

Net income margin	4.4%	(4.5)%
Adjusted EBITDA margin	12.1%	11.4%

Net debt (In millions - unaudited)	November 30, 2025	November 30, 2024
Total debt	$960.0	$997.0
Less: Cash and cash equivalents	(75.6)	(61.7)
Net debt	$884.4	$935.3

Net debt to adjusted EBITDA

(In millions - unaudited)

Adjusted EBITDA for the year ended May 31, 2025	$324.2
Less: Adjusted EBITDA for the six months ended November 30, 2024	(152.1)
Plus: Adjusted EBITDA for the six months ended November 30, 2025	183.2
Adjusted EBITDA for the twelve months ended November 30, 2025	$355.3
Net debt at November 30, 2025	$884.4
Net debt to Adjusted EBITDA	2.49